Exhibit 99.(k)(10)(ii)

FIRST AMENDMENT TO CREDIT AGREEMENT

This FIRST AMENDMENT TO CREDIT AGREEMENT (this “Amendment”) is entered into as of September 8, 2023, among Infinity Core Alternative Fund, a Maryland statutory trust (“Borrower”), and Bank of America, N.A., in its capacity as lender (“Lender”) and in its capacity as administrative agent, collateral agent and calculation agent (in each such capacity, together with its successors and assigns in such capacity, if any, “Agent”).

WITNESSETH:

WHEREAS, reference is made to that certain Credit Agreement, dated as of June 28, 2023 (as amended prior to the date hereof, the “Existing Credit Agreement”), among Borrower, Agent and Lender; and

WHEREAS, Borrower, Agent and Lender have agreed to amend certain terms of the Existing Credit Agreement (the Existing Credit Agreement, as amended pursuant to this Amendment, and as further amended, restated, or otherwise modified from time to time, the “Credit Agreement”) and the other Facility Documents, in each case, including the schedules, annexes and exhibits thereto, as provided herein.

NOW THEREFORE, FOR VALUE RECEIVED, the sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.             Terms. Unless otherwise stated in this Amendment, each term used herein that is defined in the Credit Agreement shall have the meaning assigned to such term in the Credit Agreement.

2.	Amendments to the Existing Credit Agreement.

2.1.          The Existing Credit Agreement is hereby amended by deleting and replacing Section 2(s) thereof in its entirety with the following:

“ (s) Capitalization of Interest and Fees. Unless written notice is delivered to Agent no later than 4:00 p.m., New York City time, on the second (2nd) Business Day prior to a Payment Date, that Borrower wishes to pay all or a portion of accrued interest or fees in cash, such accrued interest and/or fees hereunder that would otherwise be payable on such Payment Date shall be capitalized and added to the Loan Principal Amount as of the relevant Payment Date; provided that no capitalization of interest or fees as described in the preceding sentence shall be permitted without the consent of the Lender if any of the conditions in Section 3(b) (Conditions Precedent to Each Advance) (other than the requirement to deliver a Notice of Borrowing) would not be satisfied immediately before and after giving effect to such capitalization. ”

2.2.          Annex I to the Existing Credit Agreement is hereby amended by deleting and replacing the definitions of “Interest Payment Date”, “Interest Period”, “Loan Principal Amount” and “Total Accrued Loan Amount” with the following:

“ “Interest Payment Date” means (a) the last Business Day of each month, and (b) the Maturity Date.”

“ “Interest Period” means, for any Advance, initially the period commencing on (and including) the date of such Advance and ending on (but excluding) the nearest immediately following Interest Period Reset Date, and thereafter each period from and including an Interest Period Reset Date up to but excluding the immediately following Interest Period Reset Date; provided that if any such period would extend beyond the Maturity Date, that Interest Period shall instead end on (but exclude) the Maturity Date. ”

“ “Loan Principal Amount” means, at any time, the aggregate outstanding principal amount of all Advances including any accrued interest and/or fees capitalized pursuant to Section 2(s) (Capitalization of Interest and Fees). ”

“ “Total Accrued Loan Amount” means, at any time, the aggregate outstanding principal amount of all Advances plus all accrued and unpaid interest in respect thereof and all accrued and unpaid fees (including amounts capitalized pursuant to Section 2(s) (Capitalization of Interest and Fees)), and any other costs, fees or other amounts payable by Borrower under this Agreement or any other Facility Document. ”

2.3.          Annex I to the Existing Credit Agreement is hereby amended by adding the following new definition in appropriate alphabetical order:

“ “Interest Period Reset Date” means the last Business Day of each month.”

3.	Amendments to Other Facility Documents.

3.1.          All references in the Facility Documents to the Credit Agreement shall henceforth include references to such agreement as modified, amended and replaced hereby, and as may, from time to time, be further amended, modified, extended, renewed, or increased.

3.2.          Any and all of the terms and provisions of the Facility Documents are hereby amended and modified wherever necessary, even though not specifically addressed herein, so as to conform to the amendments and modifications set forth herein.

4.             Conditions Precedent. This Amendment shall be effective upon satisfaction of the following conditions precedent:

4.1.	Agent and Lender shall have received duly executed counterparts of this Amendment.

4.2.          The representations and warranties in the Credit Agreement and each other Facility Document shall be true and correct in all material respects (except that any such representation and warranty that contains a qualification as to materiality, “Material Adverse Effect” or similar language is true and correct as written) on and as of the date hereof except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects (except that any such representation and warranty that contains a qualification as to materiality, “Material Adverse Effect” or similar language is true and correct as written) as of such earlier date.

4.3.	No Default shall exist and no Event of Default shall have occurred or be continuing.

5.             Representations and Warranties. Borrower represents and warrants to Agent and Lender that as of the date of this Amendment: (a) this Amendment has been duly executed and delivered by Borrower and constitutes legal, valid and binding obligations of, and enforceable against, Borrower in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law; (b) the execution, delivery, and performance by Borrower of this Amendment do not (i) contravene Borrower’s Organizational Documents, (ii) violate, conflict with or result in a default under any indenture, agreement or instrument binding upon Borrower or any of its assets, or (iii) violate, in any material respect, any material Law, order, writ, judgment, injunction, determination or decree of any Governmental Authority applicable to Borrower or any of its assets; (c) no consent or approval of, registration or filing with, or any other action by, any Governmental Authority or any other person is or will be required in connection with the execution, delivery or performance by Borrower of this Amendment, in each case except for such as have been obtained or made and are in full force and effect; (d) all representations and warranties in the Facility Documents are true and correct in all material respects (except that any such representation and warranty that contains a qualification as to materiality, “Material Adverse Effect” or similar language is true and correct as written) as of the date hereof, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects (except that any such representation and warranty that contains a qualification as to materiality, “Material Adverse Effect” or similar language is true and correct as written) as of such earlier date; and (e) no Default exists and no Event of Default has occurred and is continuing.

6.             Ratifications. Borrower (a) ratifies and confirms all provisions of the Facility Documents as amended by this Amendment, (b) ratifies and confirms that all Liens granted, conveyed or assigned to Lender under the Security Documents and the other Facility Documents are not released, reduced or otherwise adversely affected by this Amendment and continue to secure the full payment and performance of the present and future Obligations, (c) ratifies and confirms that all guaranties and assurances granted, conveyed, or assigned to Agent and Lender under the Facility Documents are not released, reduced, or otherwise adversely affected by this Amendment and continue to guarantee and assure full payment and performance of all present and future Obligations, and (d) agrees to perform such acts and duly authorize, execute, acknowledge, deliver, file, and record such additional documents, and certificates as Agent and Lender may reasonably request in order to create, perfect, preserve, and protect those guaranties and assurances. Except to the extent amended hereby, all terms, provisions and conditions of the Credit Agreement and the other Facility Documents, and all documents executed in connection therewith, shall continue in full force and effect and shall remain enforceable and binding in accordance with their respective terms.

7.             Miscellaneous. Unless stated otherwise (a) the singular number includes the plural and vice versa and words of any gender include each other gender, in each case, as appropriate, (b) headings and captions may not be construed in interpreting provisions, (c) if any part of this Amendment is for any reason found to be unenforceable, all other portions of it nevertheless remain enforceable, (d) this Amendment may be executed in one or more counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract, and (e) delivery of an executed counterpart of a signature page of this Amendment by facsimile or electronic mail shall be effective as delivery of a manually executed counterpart of this Amendment. Borrower shall pay all costs and expenses of Agent and Lender (including reasonable legal fees and expenses) in connection with the preparation, negotiation, execution and delivery of this Amendment.

8.             Governing Law. This Amendment shall be governed by, and construed in accordance with, the Laws of the State of New York.

9.             ENTIRETIES. THE FACILITY DOCUMENTS AS AMENDED BY THIS AMENDMENT REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES ABOUT THE SUBJECT MATTER OF THE FACILITY DOCUMENTS AS AMENDED BY THIS AMENDMENT AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

10.           Parties. This Amendment binds and inures to Borrower, Agent and Lender and their respective successors and permitted assigns.

11.           Facility Document. Each party hereto acknowledges and agrees that this Amendment shall be a Facility Document.

[Remainder of Page Intentionally Left Blank and Signature Pages to Follow]

IN WITNESS WHEREOF, this Amendment has been duly executed and delivered by the parties as of the date and year first written above.

BORROWER

INFINITY CORE ALTERNATIVE FUND

By:	/s/ John Champagne
Name:	John Champagne
Title:	MD

[Additional signature pages follow]

Signature Page to

First Amendment to Credit Agreement

AGENT

BANK OF AMERICA, N.A.,
as Agent

By:	/s/ Richard Jessop
Name:	Richard Jessop
Title:	Managing Director

LENDER

BANK OF AMERICA, N.A.,
as Lender

By:	/s/ Richard Jessop
Name:	Richard Jessop
Title:	Managing Director

Signature Page to

First Amendment to Credit Agreement